Exhibit 4.2

FIFTH AMENDED AND RESTATED

INVESTOR RIGHTS AGREEMENT

This Fifth Amended and Restated Investor Rights Agreement (this “Agreement”) is made as of this 6th day of April, 2011 by and among Merrimack Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the individuals and entities listed on the signature pages hereto (each, an “Investor” and collectively, the “Investors”).

WHEREAS, the Company and certain of the Investors are parties to a Fourth Amended and Restated Investor Rights Agreement, dated as of August 25, 2010, as amended on November 16, 2010 (the “Prior Agreement”), and desire to amend and restate the Prior Agreement as set forth herein; and

WHEREAS, the Company and certain of the Investors are parties to a Series G Purchase Agreement (as defined below), and the execution and delivery of this Agreement is a condition to the closing of the transactions contemplated by the Series G Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual promises and obligations set forth herein, the parties hereby agree as follows:

A.            Termination of Prior Agreement.  The parties hereto hereby acknowledge and agree that the Prior Agreement is hereby amended, restated and superseded in all respects by this Agreement.

B.            Investor Rights Agreement.

1.             Certain Defined Terms.  As used in this Agreement, the following terms shall have the following respective meanings:

“Charter” means the Restated Certificate of Incorporation of the Company.

“Commission” means the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act and the Exchange Act.

“Common Stock” means (a) the Company’s common stock, par value $0.01 per share, as authorized on the date of this Agreement, and any other securities into which or for which such Common Stock may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise, and (b) any other securities into which or for which any of the Convertible Preferred Stock may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

“Convertible Preferred Stock” means the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock and the Series G Preferred Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof.

“Predecessor” means Merrimack Pharmaceuticals, Inc., a Massachusetts corporation and predecessor to the Company.

“Registrable Shares” means (i) the shares of Common Stock issued or issuable upon conversion of the shares of Convertible Preferred Stock, (ii) the shares of Common Stock issued or issuable upon exercise of the Warrants or upon conversion of shares of Convertible Preferred Stock issued or issuable upon exercise of the Warrants, and (iii) any other shares of Common Stock of the Company issued in respect of such shares (because of stock splits, stock dividends, reclassifications, recapitalization, or similar events); provided, however, that shares of Common Stock which are Registrable Shares shall cease to be Registrable Shares upon (x) the fifth anniversary of the effective date of the first Registration Statement filed by the Company, (y) any sale pursuant to a Registration Statement or (z) any sale in any manner to a person or entity which, by virtue of Section 10 of this Agreement, is not entitled to the rights provided by this Agreement.  Registrable Shares shall not include shares of Common Stock which may be sold by a Stockholder to the public immediately without registration, including shares of Common Stock pursuant to the provisions of Rule 144 promulgated under the Securities Act (or any successor regulation thereto) without violation of the applicable volume limitations.

“Registration Statement” means a registration statement filed by the Company with the Commission for a public offering and sale of securities of the Company (other than a registration statement on Form S-8 or Form S-4, or their successors, or any other form for a limited purpose, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation).

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission there under, all as the same shall be in effect at the time.

“Series B Preferred Stock” means the Company’s Series B Convertible Preferred Stock, par value $0.01 per share, and any other securities into which or for which such Series B Convertible Preferred Stock may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

“Series B Purchase Agreement” means the Fourth Amendment and Restatement of Series B Convertible Preferred Stock Purchase Agreement, dated February 14, 2002, among the Predecessor and the Investors named therein, as amended by certain Letter Amendments thereto.

“Series C Preferred Stock” means the Company’s Series C Convertible Preferred Stock, par value $0.01 per share, and any other securities into which or for which such Series C Convertible Preferred Stock may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

“Series C Purchase Agreement” means the Series C Convertible Preferred Stock Purchase Agreement, dated December 12, 2003, among the Predecessor and the Purchasers named therein.

“Series D Preferred Stock” means the Company’s Series D Convertible Preferred Stock, par value $0.01 per share, and any other securities into which or for which such Series D Convertible Preferred Stock may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

“Series D Purchase Agreement” means the Series D Convertible Preferred Stock Purchase Agreement, dated January 26, 2005, among the Predecessor and the Purchasers named therein.

“Series E Preferred Stock” means the Company’s Series E Convertible Preferred Stock, par value $0.01 per share, and any other securities into which or for which such Series E Convertible Preferred Stock may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

“Series E Purchase Agreement” means the Series E Convertible Preferred Stock Purchase Agreement, dated March 24, 2006, among the Predecessor and the Purchasers named therein.

“Series F Preferred Stock” means the Company’s Series F Convertible Preferred Stock, par value $0.01 per share, and any other securities into which or for which such Series F Convertible Preferred Stock may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

“Series F Purchase Agreement” means the Series F Convertible Preferred Stock Purchase Agreement, dated November 5, 2007, among the Predecessor and the Purchasers named therein.

“Series G Preferred Stock” means the Company’s Series G Convertible Preferred Stock, par value $0.01 per share, and any other securities into which or for which such Series G Convertible Preferred Stock may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

“Series G Purchase Agreement” means the Series G Convertible Preferred Stock Purchase Agreement, dated April 6, 2011, among the Company and the Purchasers named therein.

“Shares” means and includes all shares of Common Stock, Convertible Preferred Stock and all other securities of the Company which may be issued in exchange for or in respect of shares of Common Stock or Convertible Preferred Stock (whether by way of stock split, stock dividend, combination, conversion, reclassification, merger, reorganization or any other means) now owned or hereafter acquired.

“Stockholders” means the Investors and any Persons to whom the rights granted to the Investors under this Agreement are transferred as permitted by Section 10 hereof.

“Warrants” means (i) warrants to purchase up to 2,887,299 shares of Common Stock issued pursuant to the Series C Purchase Agreement and (ii) warrants to purchase shares of Series C Preferred Stock and warrants to purchase Common Stock issued to General Electric Capital Corporation.

2.             Demand and Shelf Registrations.

(a)           Commencing no earlier than six months after the effective date of the first Registration Statement filed by the Company, a Stockholder or Stockholders holding at least 20% of then outstanding Registrable Shares may request, in writing, that the Company effect the registration on Form S-1 or Form S-2 (or any successor form) of Registrable Shares having an aggregate offering price of at least $5,000,000 (based on the then current market price or fair value). If the Stockholder or Stockholders initiating the registration intend to distribute the Registrable Shares by means of an underwriting, they shall so advise the Company in their request. In the event such registration is underwritten, the right of other Stockholders to participate shall be conditioned on such Stockholders’ participation in such underwriting. Upon receipt of any such request, the Company shall promptly give written notice of such proposed registration to all Stockholders. Such Stockholders shall have the right, by giving written notice to the Company within 30 days after the Company provides its notice, to elect to have included in such registration such of their Registrable Shares as such Stockholders may request in such notice of election, subject to the approval of the underwriter managing the offering. Thereupon, the Company shall, as expeditiously as possible, use its best efforts to effect the registration, on Form S-1 or Form S-2 (or any successor form), of all Registrable Shares which the Company has been requested to so register. The Company shall not be required to effect more than two (2) registrations pursuant to this Section 2(a), nor shall it be required to effect any such registration within six months after the effective date of any other Registration Statement of the Company.

(b)           At any time after the Company becomes eligible to file a Registration Statement on Form S-3 (or any successor form relating to secondary offerings), a Stockholder or Stockholders holding in the aggregate at least 10% of the Registrable Shares may request the Company, in writing, to effect the registration on Form S-3 (or any successor form), of Registrable Shares having an aggregate offering price of at least $2,500,000 (based on the current public market price). Upon receipt of any such request, the Company shall promptly give written notice of such proposed registration to all Stockholders. Such Stockholders shall have the right, by giving written notice to the Company within 30 days after the Company provides its notice, to elect to have included in such registration such of their Registrable Shares as such Stockholders may request in such notice of election. Thereupon, the Company shall, as expeditiously as possible, use its best efforts to effect the registration on Form S-3, or such successor form, of all Registrable Shares which the Company has been requested to register. The Company shall not be required to effect more than 2 registrations pursuant to this Section 2(b) in any 12 month period.

(c)           If, at the time of any request to register Registrable Shares pursuant to this Section 2, the Company is engaged or has fixed plans to engage within 90 days of the time of the request in a registered public offering as to which the Stockholders may include Registrable Shares pursuant to Section 3 or is engaged in any other activity which, in the good faith determination of the Company’s Board of Directors, would be adversely affected by the requested registration to the material detriment of the Company, then the Company may at its option direct that such request be delayed for a period not in excess of 6 months from the effective date of such offering or the date of commencement of such other material activity, as the case may be. The Company may not exercise the foregoing right to delay a registration request more than once in any 2 year period.

(d)           In the event that Registrable Shares are sold pursuant to a Registration Statement in an underwritten offering pursuant to this Section 2, the Company agrees to enter into an underwriting agreement containing customary representations and warranties with respect to the business and operations of an issuer of the securities being registered and customary covenants and agreements to be performed by such issuer, including without limitation customary provisions with respect to indemnification by the Company of the underwriters of such offering.

3.              “Piggyback” Registration.

(a)           If at any time the Company proposes to file a Registration Statement, other than pursuant to Section 2 hereof, it will, prior to such filing, give written notice to all Stockholders of its intention to do so and, upon the written request of a Stockholder or Stockholders given within 10 business days after the Company provides such notice (which request shall state the intended method of disposition of such Registrable Shares), the Company shall use its best efforts to cause all Registrable Shares which the Company has been requested by such Stockholder or Stockholders to register, to be registered under the Securities Act to the extent necessary to permit their sale or other disposition in accordance with the intended methods of distribution specified in the request of such Stockholder or Stockholders; provided that the Company shall have the right to postpone or withdraw any registration effected pursuant to this Section 3 without obligation to any Stockholder.

(b)           In connection with any offering under this Section 3 involving an underwriting, the Company shall not be required to include any Registrable Shares in such underwriting unless the requesting Stockholders accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it.

(c)           If in the opinion of the managing underwriter the registration of all, or part of, the Registrable Shares which the holders have requested to be included pursuant to this Section 3 would materially and adversely affect such public offering, then the Company shall be required to include in the underwriting only that number of Registrable Shares, if any, which the managing underwriter believes may be sold without causing such adverse effect, but in no event shall the amount of Registrable Shares included in the offering be reduced below 30% of the total amount of securities included in the offering. If the number of Registrable Shares to be included in the underwriting in accordance with the foregoing is less than the total number of shares which the holders of Registrable Shares have requested to be included, then the holders of Registrable Shares who have requested registration shall participate in the underwriting pro rata based upon their total ownership of the aggregate number of shares requested to be included in such registration by the Stockholders and by holders granted registration rights in accordance with Section 10 (or in any other proportion as agreed upon by all holders entitled to such rights).

4.             Registration Procedures.

If and whenever the Company is required by the provisions of this Agreement to use its best efforts to effect the registration of any of the Registrable Shares under the Securities Act, the Company shall as expeditiously as possible:

(a)                                 prepare and file with the Commission a Registration Statement with respect to such Registrable Shares and use its best efforts to cause that Registration Statement to become and remain effective;

(b)                                 prepare and file with the Commission any amendments and supplements to the Registration Statement and the prospectus included in the Registration Statement as may be necessary to keep the Registration Statement effective for a period of not less than 365 days from the effective date;

(c)                                  furnish to each selling Stockholder such reasonable numbers of copies of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as the selling Stockholder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares owned by the selling Stockholder;

(d)                                 use its best efforts to register or qualify the Registrable Shares covered by the Registration Statement under the securities or “Blue Sky” laws of such states as the selling Stockholders shall reasonably request, and do any and all other acts and things that may be necessary or desirable to enable the selling Stockholders to consummate the public sale or other disposition in such jurisdictions of the Registrable Shares owned by the selling Stockholders; provided, however, that the Company shall not be required in connection with this Section 4(d) to qualify as a foreign corporation, execute a general consent to service of process or subject itself to taxation in any jurisdiction;

(e)                                  in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering; and

(f)                                   use its best efforts to furnish, on the date that such Registrable Shares are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, in each case also addressed to the selling Stockholders, and to provide copies thereof to the selling Stockholders.

If the Company has delivered preliminary or final prospectuses to the selling Stockholders and after having done so the prospectus is amended to comply with the requirements of the Securities Act, the Company shall promptly notify the selling Stockholders and, if requested, the selling Stockholders shall immediately cease making offers of Registrable Shares and return all prospectuses to the Company. The Company shall promptly provide the selling Stockholders with revised prospectuses and, following receipt of the revised prospectuses, the selling Stockholders shall be free to resume making offers of the Registrable Shares.

5.             Allocation Of Expenses. The Company will pay all Registration Expenses of all registrations under this Agreement; provided, however, that if a registration is withdrawn at the request of the Stockholders requesting such registration (other than as a result of material adverse information concerning the business or financial condition of the Company which is made known to the Stockholders after the date on which such registration was requested) and if the requesting Stockholders elect not to have such registration counted as a registration requested under Section 2, the requesting Stockholders shall pay the Registration Expenses of such registration pro rata in accordance with the number of their Registrable Shares included in such registration. For purposes of this Section, the term “Registration Expenses” shall mean all expenses incurred by the Company in complying with Section 4 hereof, including, without limitation, all registration and filing fees, exchange listing fees, printing expenses, accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Stockholders, but excluding underwriting discounts and selling commissions relating to the Registrable Shares.

6.             Indemnification.

(a)           In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless the seller of such Registrable Shares, each underwriter of such Registrable Shares, and each other person, if any, who controls such seller or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages or liabilities, joint or several, to which such seller, underwriter or controlling person may become subject under the Securities Act, the Exchange Act, state securities laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Company will reimburse such seller, underwriter and each such controlling person for any legal and/or other expenses reasonably incurred by such seller, underwriter or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in such Registration Statement, preliminary prospectus or prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by or on behalf of such seller, underwriter or controlling person specifically for use in the preparation thereof.

(b)           In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, each seller of Registrable Shares, severally and not jointly, will indemnify and hold harmless the Company, each of its directors and officers and each underwriter (if any) and each person, if any, who controls the Company or any such underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities, joint or several, to which the Company, such directors and officers, underwriter or controlling person may become subject under the Securities Act, Exchange Act, state securities laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof)

arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of such seller, specifically for use in connection with the preparation of such Registration Statement, prospectus, amendment or supplement; provided, however, that the obligations of such Stockholders hereunder shall be limited to an amount equal to the proceeds to each Stockholder of the Registrable Shares of such stockholder sold as contemplated herein.

(c)           Each party entitled to indemnification under this Section 6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld); and, provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 6. The Indemnified Party may participate in such defense at such party’s expense; provided, however, that the Indemnifying Party shall pay such expense if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding; provided, however, that under no circumstances will the Indemnifying Party be required under this Section 6 to pay the expenses of more than one counsel for the Indemnified Parties. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation, and no Indemnified Party shall consent to entry of any judgment or settle such claim or litigation without the prior written consent of the Indemnifying Party.

(d)           If the indemnification provided for in this Section 6 is unavailable or insufficient to hold harmless an Indemnified Party under this Section 6 in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to herein, then each Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in the same proportion as the net proceeds from the offering (before deducting expenses) received by such Indemnifying Party bear to the total net proceeds from the offering (before deducting expenses) received by it exceeds the amount of any damages which such Indemnifying Party has otherwise been required to pay by reason of its indemnification obligations under this Section 6. No person guilty of fraudulent misrepresentation within the meaning of Section 11(a) of the Securities Act shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation. The contribution obligations of each Indemnifying Party under this Section 6 are several and not joint.

7.             Information By Holder. Each holder of Registrable Shares included in any registration shall furnish to the Company such information regarding such holder and the distribution proposed by such holder as the Company may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in Section 4.

8.             “Stand-Off” Agreement. If required by the Company or the underwriter, Stockholders shall agree not to sell or otherwise transfer or dispose of any Registrable Shares or other securities of the Company held by such Stockholder for a specified period of time (not to exceed 180 days following the Company’s initial public offering and 90 days for any subsequent public offering) following the effective date of a Registration Statement, provided that the officers and directors of the Company and all holders of 5% or more of the Company’s Convertible Preferred Stock (calculated on an as-converted basis) and Common Stock enter into similar agreements. Such agreement shall be in writing in a form satisfactory to the Company and such underwriter. The Company may impose stop-transfer instructions with respect to the Registrable Shares or other securities subject to the foregoing restriction until the end of the stand-off period.

9.             Rule 144 Requirements. After the earliest of (i) the closing of the sale of securities of the Company pursuant to a Registration Statement, (ii) the registration by the Company of a class of securities under Section 12 of the Exchange Act, or (iii) the completion by the Company of an offering of its securities (other than pursuant to an employee benefit plan) in accordance with the provisions of Regulation A under the Securities Act, the Company agrees to:

(a)                                 make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

(b)                                 use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c)                                  furnish to any holder of Registrable Shares upon request a written statement by the Company as to its compliance with the information requirements of said Rule 144 (at any time after 90 days after the closing of the first sale of securities by the Company pursuant to a Registration Statement), and of the reporting requirements of the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as such holder may reasonably request to avail itself of any similar rule or regulation of the Commission allowing it to sell any such securities without registration.

10.          Transfers Of Certain Rights. The rights granted hereunder may be transferred by a Stockholder to any transferee who acquires at least 100,000 Registrable Shares; provided, however, that the Company is given written notice by the transferee prior to any proposed exercise of such rights stating the name and address of the transferee and identifying the securities with respect to which such rights are being or have been assigned. Any transferee to whom rights under this Agreement are transferred shall, as a condition to the effectiveness of such transfer as against the Company, deliver to the Company a written instrument by which such transferee agrees to be bound by the obligations imposed upon the Stockholder under this Agreement to the same extent as if such transferee were a Stockholder hereunder.

11.          Election of Directors.

(a)           For so long as Sorenson Development, Incorporated, James LeVoy Sorenson, Gary Crocker, James Lee Sorenson and Joseph Sorenson (collectively, “Sorenson”) continue to own, directly or through a controlled affiliate or affiliates under common control, in the aggregate at least 2,977,766 shares of Series C Preferred Stock (subject to adjustment for stock splits, stock dividends and the like), each of the parties hereto agrees to vote all of the Shares owned by such party (and attend, in person or by proxy, all meetings of stockholders called for the purpose of electing directors), and the Company agrees to take all actions (including, but not limited to the nomination of specified persons) to cause and maintain the election to the Board of Directors of the Company, to the extent permitted pursuant to the Charter, one (1) person designated by Sorenson (by action of the holders of a majority of the shares of Series C Preferred Stock owned by Sorenson directly or through a controlled affiliate or affiliate under common control) and who shall initially be Gary L. Crocker.  In the absence of any designation from Sorenson as specified above, the director previously designated by Sorenson and then serving shall be reelected if still eligible to serve as provided herein.

(b)           No party hereto shall vote to remove any member of the Board of Directors designated in accordance with Section 11(a) unless Sorenson (by action of the holders of a majority of the shares of Series C Preferred Stock owned by Sorenson directly or through a controlled affiliate or affiliate under common control) so votes, and, if Sorenson so votes, then all other parties hereto shall likewise so vote.

(c)           Any vacancy on the Board of Directors created by the resignation, removal, incapacity or death of the director designated by Sorenson pursuant to this Section 11 shall be filled by another person designated in the same manner.

(d)           Each of the parties hereto further covenants and agrees to vote, to the extent possible, all Shares owned by such party so that the Company’s Board of Directors shall consist of no more than nine (9) members.

12.          Covenants of the Company.

(a)           Financial Statements.  For so long as there are shares of Convertible Preferred Stock outstanding, the Company shall furnish to Sorenson and to each Investor holding (i) at least ten percent (10%) of the then outstanding shares of Convertible Preferred Stock, or Common Stock issuable upon conversion of the Convertible Preferred Stock, (ii) at least 1,111,111 shares of Series E Preferred Stock (subject to adjustment for stock splits, stock dividends and the like), (iii) at least 1,177,599 shares of Series F Preferred Stock (subject to adjustment for stock splits, stock dividends and the like), or (iv) at least 1,100,000 shares of Series G Preferred Stock (subject to adjustment for stock splits, stock dividends, and the like) the following reports: (A) within one hundred and twenty (120) days after the end of each fiscal year, an audited consolidated balance sheet of the Company as at the end of such year, together with audited consolidated statements of income, stockholders’ equity and cash flows of the

Company for such year, certified by an independent public accountant prepared in accordance with generally accepted accounting principles and practices consistently applied; (B) within thirty (30) days after the end of each month, an unaudited consolidated balance sheet of the Company as at the end of such month and an unaudited consolidated statement of income and cash flows for the Company for such month and for the year to date prepared in accordance with generally accepted accounting principles consistently applied (except that such financial statements need not contain footnotes) and fairly reflecting the financial affairs of the Company subject to year-end adjustments; (C) within forty-five (45) days of the end of each fiscal quarter, unaudited quarterly financial statements, including current period and year-to-date figures and variances from budget; and (D) within forty-five (45) days after the end of each fiscal year, a operating plan for the following fiscal year.

(b)           Inspection.  The Company shall permit Sorenson or any of their authorized representatives to inspect the books of account of the Company during normal business hours and upon reasonable notice; provided that all such information provided to Sorenson and their representatives by the Company will be maintained as confidential by Sorenson and their representatives, employees, agents and advisors and will not be disclosed to third parties and will not be used in a manner that is adverse to the Company.

(c)           Investment Company Act.  The Company shall take all necessary steps, including with respect to the use of the proceeds, to ensure that the Company does not become an “Investment Company” within the meaning of the Investment Company Act of 1940, as amended.

(d)           Expenses of Directors. The Company shall promptly reimburse in full each director of the Company who is not an employee of the Company for all of his or her reasonable out-of-pocket expenses incurred in attending each meeting of the Board or any committee thereof.

13.          Preemptive Rights.

(a)           Participation Offer.  After the date hereof, except as provided in Section 13(c), the Company shall not issue or sell any: (a) shares of capital stock of the Company; (b) securities convertible into or carrying any rights to purchase capital stock of the Company; or (c) options, warrants or other rights to subscribe for, purchase or otherwise acquire any capital stock of the Company; unless the Company first submits a written offer (the “Participation Offer”) to each of the holders of Convertible Preferred Stock to permit such holders to participate in the purchase of such securities on the same terms and conditions, including price, as proposed by the Company in connection with such an issuance or sale.

(b)           Extent of Participation.  The number of securities that may be purchased by any holder of Convertible Preferred Stock upon receipt of a Participation Offer shall be equal to the amount determined by multiplying the total number of securities the Company proposes to sell by the ratio of (a) the shares of Common Stock of the Company then owned by such holder or obtainable by such holder upon conversion of the Convertible Preferred Stock and exercise of warrants owned by such holder, to (b) all of the issued and outstanding shares of Common Stock of the Company determined on a fully-diluted basis, including shares of Common Stock issuable upon conversion of any outstanding shares of Convertible Preferred Stock or other convertible securities or the exercise of outstanding warrants and options to purchase Convertible Preferred Stock or Common Stock.  The Participation Offer shall remain open and irrevocable for a period of ten (10) business days.  In the event that any holder of Convertible Preferred Stock does not fully participate in any such equity issuance or sale, the preemptive rights granted herein shall be limited for all subsequent equity issuances to the lowest aggregate participation percentage by such holder in any equity issuance or sale.  In the event that any holder of Convertible Preferred Stock does not participate in any such equity issuance or sale, the preemptive rights granted herein shall terminate and be of no further force and effect.

(c)           Excepted Issuances.  Notwithstanding anything to the contrary contained in this Section 13, the Company may, from the date hereof, without having to submit a Participation Offer to the holders of Convertible Preferred Stock, issue securities pursuant to any of the Excepted Issuances described in the Charter, as amended and/or restated from time to time.

14.          Specific Enforcement.  Each party hereto expressly agrees that the Company may be irreparably damaged by any breach or threatened breach of this Agreement.  Upon a breach or threatened breach of the terms, covenants and/or conditions of this Agreement by any Stockholder, the Company shall, in addition to all other remedies, be entitled to seek a temporary or permanent injunction and/or a decree for specific performance, in accordance with the provisions hereof.

15.          Proxy.  In furtherance of its obligations hereunder, each party hereby irrevocably grants to, constitutes and appoints the Board of Directors of the Company, acting through a majority thereof, with full powers of substitution, its true and lawful proxy and attorney-in-fact with respect to its Shares, with full power to vote its Shares at any meeting of the stockholders of the Company or written action in lieu thereof, with respect all matters referred to in Section 11 of this Agreement.  EACH PARTY HERETO AGREES THAT THIS PROXY AND ALL OTHER POWER AND AUTHORITY INTENDED TO BE CONFERRED HEREBY IS COUPLED WITH AN INTEREST SUFFICIENT IN LAW TO SUPPORT AN IRREVOCABLE POWER AND SHALL NOT BE TERMINATED BY ANY ACT OF SUCH STOCKHOLDER, BY LACK OF APPROPRIATE POWER OR AUTHORITY OR BY THE OCCURRENCE OF ANY OTHER EVENT OR EVENTS.

16.              Legend.  Each certificate evidencing any of the Shares now or hereafter owned by any Stockholder shall bear a legend substantially as follows:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE LAWS OF ANY STATE.  THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, DISPOSED OF OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL FOR THE CORPORATION THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT.  IN ADDITION, THE SHARES REPRESENTED BY THIS CERTIFICATE ARE

SUBJECT TO THE PROVISIONS OF A CERTAIN INVESTORS RIGHTS AGREEMENT, COPIES OF WHICH THE COMPANY WILL FURNISH TO THE HOLDER OF THIS CERTIFICATE UPON REQUEST AND WITHOUT CHARGE.

17.          Notices.  Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission (with a copy by mail) or sent by certified, registered or express mail (including Federal Express or other established overnight delivery service), postage prepaid, as follows:

to the Company:	Merrimack Pharmaceuticals, Inc.
One Kendall Square
Suite B7201
Cambridge, Massachusetts 02139
Attention: Robert Mulroy, President
Fax: (617) 491-1386

with a copy to:	Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attention: David E. Redlick, Esq.
Fax: (617) 526-5000

And if to an Investor, to its address set forth on its signature page hereto.

The parties may from time to time amend the above addresses and names by written notice given the other party.

18.        Miscellaneous.

(a)         Amendments and Waivers. Except as otherwise expressly set forth in this Agreement, any term of this Agreement (other than Sections 11, 12 and 13) may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the holders of a majority of the Registrable Shares; provided, however, that it may be amended with the consent of the holders of less than all Registrable Shares (calculated on an as-converted, as-exercised basis) only in a manner which equally affects the contractual rights of all holders of Registrable Shares.  Sections 11 and 12 hereof may be amended and any term thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the holders of a majority of the then outstanding shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock, each voting separately as a class; provided that Sections 11 and 12(b) hereof may be terminated with the written consent of the Company and the holders of a majority of the then outstanding shares of Series C Preferred Stock.  Section 13 hereof may be amended and any term thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the holders of at least fifty-one percent (51%) of the then outstanding shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock, each voting separately as a class.  Any amendment or waiver effected in accordance with this Section 18(a) shall be binding upon each holder of any Shares or Registrable Shares, each future holder of all such securities and the Company. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

(b)         Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(c)         Headings.  The headings of the sections, subsections, and paragraphs of this Agreement have been added for convenience only and shall not be deemed to be a part of this Agreement.

(d)         Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

(e)         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its principles of conflicts of law.

(f)         Entire Agreement.  This Agreement, the Series B Purchase Agreement, the Series C Purchase Agreement, the Series D Purchase Agreement, the Series E Purchase Agreement, the Series F Purchase Agreement, the Series G Purchase Agreement and the exhibits, schedules and other agreements referred to herein or therein, embody the entire agreement and the understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter, including, without limitation, the Prior Agreement.  With the prior written consent of the Company, any holder of Convertible Preferred Stock may become a party to this Agreement as an “Investor” hereunder by executing a joinder agreement in a form acceptable to the Company.

(g)         Successors.  This Agreement shall be binding upon and inure to the benefit of the Company and its successors, including, for the avoidance of doubt, any corporation that succeeds to the obligations of the Company as a result of a reincorporation of the Company to a different jurisdiction, and the parties hereto agree that any such successor shall be deemed to be the “Company” hereunder.

(h)         Termination.  All of the Company’s obligations to register Registrable Shares under Sections 2 and 3 shall terminate upon the earliest of (a) five years after the closing of the Company’s initial public offering, (b) the date on which no Stockholder holds any Registrable Shares or (c) a Company Sale.  Sections 11, 12, 13 and 15 shall terminate upon the earlier of the closing of the Company’s initial public offering or the closing of a Company Sale.  For purposes hereof, a “Company Sale” means: (a) a merger or consolidation in which the Company or a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except in the case of any such merger or consolidation involving the Company or a subsidiary of the Company in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock which represent, immediately following such merger or consolidation, more than 50% by voting power of the capital stock of (i) the surviving or resulting corporation or (ii) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or a subsidiary of the Company of all or substantially all the assets of the Company and any subsidiaries of the Company taken as a whole (except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company); or (c) the sale or transfer, in a single transaction or series of related transactions, by the stockholders of the Company of more than 50% by voting power of the then-outstanding capital stock of the Company to any person or entity or group of affiliated persons or entities.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

COMPANY:

MERRIMACK PHARMACEUTICALS, INC.

By:	/s/ Robert J. Mulroy
Robert J. Mulroy
President and Chief Executive Officer

FIRST AMENDMENT TO

FIFTH AMENDED AND RESTATED

INVESTOR RIGHTS AGREEMENT

This First Amendment to Fifth Amended and Restated Investor Rights Agreement (this “Amendment”) is made and entered into as of March 19, 2013 by and among Merrimack Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the individuals and entities listed on the signature pages hereto (collectively, the “Investors”).

WHEREAS, the Company and the Investors are parties to a Fifth Amended and Restated Investor Rights Agreement, dated as of April 6, 2011 (the “Original Agreement”);

WHEREAS, the Investors hold a majority of the Registrable Shares (as defined in the Original Agreement); and

WHEREAS, the Company and the Investors desire to amend the Original Agreement as provided herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Termination.  The first sentence of Section 18(h) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“All of the Company’s obligations to register Registrable Shares under Sections 2 and 3 shall terminate upon the earliest of (a) the date on which the Company files its Annual Report on Form 10-K for the fiscal year during which the Company closes its initial public offering, (b) the date on which no Stockholder holds any Registrable Shares or (c) a Company Sale.”

2.             Miscellaneous.  Except as provided herein, the Original Agreement shall remain unchanged and in full force and effect.  This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its principles of conflicts of law.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

MERRIMACK PHARMACEUTICALS, INC.

By:	/s/ Robert J. Mulroy
Robert J. Mulroy
President and Chief Executive Officer